SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                  POORE BROTHERS, INC., a Delaware Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   732913100
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                                 (CUSIP Number)


                                  JUNE 8, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


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*    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 732913100                   13G                    Page 2  of  5 Pages


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Boulder Potato Company, a Colorado Corporation
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Colorado, U.S.A.
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           716,420
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         716,420
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5.4% - Boulder Potato Company
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS

CUSIP No. 732913100                   13G                    Page 3  of  5 Pages


Item 1(a).  Name of Issuer:

            POORE BROTHERS, INC

      (b).  Address of Issuer's Principal Executive Offices:
            3500 South La Cometa Drive
            Goodyear, Arizona 85338


Item 2(a).  Name of Person Filing:
            Boulder Potato Company

      (b).  Address of Principal Business Office, or if None, Residence:
            1898 S. Flatiron Court
            Suite 120
            Boulder, Colorado 80301

      (c).  Citizenship:
            U.S.A.

      (d).  Title of Class of Securities:
            Common

      (e).  CUSIP Number:
            732913100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 732913100                   13G                    Page 4  of  5 Pages


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          716,420

     (b)  Percent of class:
          5.4%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                716,420

          (ii)  Shared power to vote or to direct the vote
                0

          (iii) Sole power to dispose or to direct the disposition of
                716,420

          (iv)  Shared power to dispose or to direct the disposition of
                0

Item 5.  Ownership of Five Percent or Less of a Class.
         N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
         N/A

Item 8.  Identification and Classification of Members of the Group.
         N/A

Item 9.  Notice of Dissolution of Group.
         N/A

Item 10. Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 732913100                   13G                    Page 5  of  5 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    June 15, 2000
                                        ----------------------------------------
                                                        (Date)


                                                 /s/ Frank P. Maggio
                                        ----------------------------------------
                                                      (Signature)


                                        Frank P. Maggio as President of the
                                        Boulder Potato Company
                                        ----------------------------------------
                                                      (Name/Title)




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)